UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 15, 2008

CALIPER LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28229	33-0675808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

68 Elm Street, Hopkinton, Massachusetts   01748

(Address of Principal Executive Offices and Zip Code)

(508) 435-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement and

ITEM 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 15, 2008, Caliper Life Sciences, Inc. (“Caliper”) entered into an Amended and Restated Loan and Security Agreement (“Credit Facility”) with Silicon Valley Bank (“SVB”), which permits Caliper to borrow up to $25 million in the form of revolving loan advances, including up to $5 million in the form of letters of credit.  The Credit Facility amends and restates in its entirety a certain Loan and Security Agreement by and among Caliper and SVB dated as of August 9, 2006, as amended. Principal borrowings under the Credit Facility accrue interest at a floating per annum rate equal to the prime rate if Caliper’s unrestricted cash held at SVB exceeds or is equal to $25 million, or prime plus one-half of one percentage point if Caliper’s unrestricted cash held at SVB is below $25 million.  Under the Credit Facility, Caliper is permitted to borrow up to $25 million, provided it maintains unrestricted cash of at least $25 million with SVB, or is otherwise subject to a borrowing base limit consisting of up to (a) 80% of eligible accounts receivable, as defined in the Credit Facility, plus (b) the lesser of 90% of Caliper’s unrestricted cash maintained at SVB or $10 million.  The Credit Facility matures on June 30, 2009.

The Credit Facility includes traditional lending and reporting covenants including that certain financial covenants applicable to liquidity and earnings are to be maintained by Caliper and tested as of the last day of each quarter.  The Credit Facility also includes several potential events of default such as payment default, material adverse change conditions and insolvency conditions that could cause interest to be charged at prime plus two percentage points. Any uncured events of default may result in SVB’s right to declare all outstanding obligations immediately due and payable.

Caliper intends to utilize the Credit Facility as a source of capital for ongoing operations and working capital needs.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIPER LIFE SCIENCES, INC.

Date: February 21, 2008	By:	/s/ Thomas T. Higgins
Thomas T. Higgins
Executive Vice President & Chief Financial Officer

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